EXHIBIT 6.1

BARCLAYS CAPITAL INC.

BOARD OF DIRECTORS

Gerard S. LaRocca

Martin Kelly

Ian Lowitt

Erin Mansfield

Michael Montgomery

BARCLAYS CAPITAL INC.

OFFICERS

Gerard S. LaRocca	Chairman and Chief Executive, Americas

Erin Mansfield	President

Martin Kelly	Chief Financial Officer

Stephen Sell	Treasurer and Vice President

TJ Gavenda	Controller and Vice President

Alan B. Kaplan	Secretary

Teresa Foxx	Assistant Secretary

Bret Ganis	Assistant Secretary

Jessica Weiner	Assistant Secretary

Ed Flynn	Vice President

Barry O’Brien	Vice President